Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL

Execution Version

FIRST AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This FIRST AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “First Amendment”) is dated as of July 31, 2018, by and between Phibro Animal Health Corporation, a Delaware corporation (“Purchaser”), MJ Biologics, Inc., a Minnesota corporation (“Seller”), and, for the limited purposes set forth in Section 8 hereof, William Marks, an individual (“Marks”). Each of the foregoing may be individually or collectively referred to herein as a “Party” or “Parties,” where appropriate. Defined terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms as are set forth in that certain Intellectual Property Purchase Agreement, dated January 20, 2015, by and between Seller and Purchaser (the “IPPA”).

RECITALS

WHEREAS, Seller and Purchaser are parties to the IPPA which provides for, among other things, the sale by Seller, and the purchase by Purchaser, of the Purchased Assets for the Purchase Price;

WHEREAS, pursuant to the IPPA, and assuming an Early Closing was not triggered, the Parties had agreed that the consummation of the transactions contemplated by the IPPA would occur on the first business day in 2021 (the “Scheduled Closing Date”);

WHEREAS, the Parties agree it is in their respective best interests to amend and restate the definition of “Scheduled Closing Date” to advance the date of the Scheduled Closing Date to July 31, 2018 (the “Closing Date Amendment”), subject to the terms and conditions of this First Amendment;

WHEREAS, the Parties intend to effect the Closing Date Amendment, as well as certain other amendments to the IPPA and newly agreed upon terms and conditions set forth herein, pursuant to this First Amendment;

NOW, THEREFORE, in consideration of the mutual promises and such other good and lawful consideration, the receipt and sufficiency of which is acknowledged, the Parties, intending

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to be legally bound, and with the foregoing recitals being incorporated into this First Amendment by reference, agree that the IPPA is hereby amended, and the rights and responsibilities of the Parties are otherwise hereby clarified and confirmed, as follows:

1. New IPPA Sections. The following new provisions shall be added to the IPPA as though the following were made an original part thereof:

A.        ARTICLE 1 DEFINITIONS shall be amended to include the following new definition:

““2019 Note” shall mean that certain Promissory Note issued on the Closing Date by the Purchaser in favor of the Seller in the original principal amount of $3,775,000.00, in the form attached to this First Amendment as Exhibit A.”

““First Amendment” shall mean that certain First Amendment to Intellectual Property Purchase Agreement, dated July 31, 2018, by and between the Seller and the Purchaser.”

B.        Section 2.1 (Sale and Transfer of Purchased Assets) shall be amended to include the following new subsection (h):

“(h) the following domain name(s)/uniform resource locator(s): mjbiologics.com, mjbio.com, and any and all other domain names/uniform resource locators, owned, leased or otherwise used in the Business.”

C.        Section 9.2(b) (Performance by Purchaser) shall be amended to include the following new subsection (vii):

“(vii) a fixed-term consulting agreement by and between Purchaser and BKYH, LLC, in the form attached hereto as Exhibit 9.2(b)(vii), pursuant to which Kim and Yun-Kyeong Kim shall provide certain services to Purchaser as more fully set out therein.”

D.        Article 12 (General Provisions) shall be amended to include the following new Section 12.18 (Marks Office Use):

“Marks Office Use. Purchaser agrees that Marks shall have the right personally to use his individual office space in the Premises (as defined in that certain Lease dated January 20, 2005 by and between Seller, as the tenant, and the City of Mankato, Minnesota, as the landlord, as amended) until September 1, 2018, by which time Marks must vacate the Premises.”

2. Deleted IPPA Sections. The following Sub-sections of Article I (Definitions) of the IPPA shall be deleted in their entirety as though the following were never made an original part thereof:

A.        ARTICLE 1 DEFINITIONS shall delete the following definitions:

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““Business Related Services” shall have the meaning set forth in Section 2.2(a)(ii)(G).”

““Early Closing Payment” shall have the meaning set forth in Section 2.2(a)(ii)(C) hereof.”

““Minimum Service Period” shall have the meaning set forth in Section 2.2(a)(ii)(G) hereof.”

3. Amended and Restated IPPA Sections. The following Sections of the IPPA shall be amended and restated in the IPPA as though the following were made an original part thereof:

A.	Section 2.2 (Purchase Price) is amended and restated as set forth on Exhibit B hereof.

B.	Schedule 2.4 (Allocation) is amended and restated as set forth on Exhibit C hereof.

C.	Section 7.9 (Repayment of Loan) is amended and restated as follows:

“Repayment of Loan. All amounts due and payable under the Note shall have been paid in full or shall be paid in full at Closing. In the event Marks fails to repay all amounts due and payable under the Note prior to or at Closing, at Purchaser’s election, Purchaser may transfer the Note to Seller at Closing and deduct such amounts in full from the Closing Payment that is otherwise required to be made to Seller pursuant to Section 2.2(a)(ii).”

D.        Section 9.1(a) (Time and Place of Closing) is amended and restated as follows:

“(a) The consummation of the transactions provided for in this Agreement (the “Closing”) shall be held at the offices of Purchaser (or as otherwise agreed between the parties hereto), on July 31, 2018 (the “Scheduled Closing Date”), unless another place or date is agreed to in writing by Seller and Purchaser (the actual date of Closing shall be the “Closing Date”). The Closing shall be deemed to have been consummated as of 12:01 a.m. on July 31, 2018.”

E.        Section 9.2(b)(i) (Performance by Purchaser) is amended and restated as follows:

“(i) the Closing Payment (as calculated and paid in accordance with Section 2.2(b) hereof). ”

4. Amended IPPA Sections. The following amendment shall be made to the IPPA as though the following were made an original part thereof:

A.        The definition of “Transaction Documents” in Article 1 (Definitions) shall be amended to include a reference to the “2019 Note” among the list of documents described therein.

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B.        The second sentence of Section 10.4 (Limitation to Seller’s Indemnification Obligations; Escrow Funds; Escrow Agent; Escrow Agreement) is amended as follows:

“Subject to the terms and conditions of this Agreement, at Closing, Purchaser shall pay and deliver One Million Dollars ($1,000,000) (the “Escrow Funds”)…”

C.        Section 10.6 (Right to Set-Off) is amended as follows:

“Right of Set-off. In the event a Purchaser Indemnitee suffers an indemnifiable Loss as provided for hereunder, including Losses related to Undisclosed Liabilities, Excluded Liabilities and amounts deductible pursuant to Section 2.2(a)(ii)(B), Purchaser shall have the right, upon written notice, to Set-off such Loss against future payments under the Transaction Documents, including Earn-Out Payments.”

5. Confirmation of final Base Payment, Final Accumulated Deficit Amount and Joint Reserve Fund Amount. For the avoidance of doubt, the Parties hereby confirm their agreement as set forth in the Collaboration Agreement, as follows:

A.        The final Base Payment under the Collaboration Agreement was paid in full on or prior to the Closing Date, without pro-ration.

B.        As of the Closing Date, the accumulated Deficit Amount is [*****].

C.        As of the Closing Date, Seller’s 50% share of the final total amount in the Joint Reserve Fund is [*****].

D.        The Purchased Assets to be transferred to Purchaser at Closing shall include all products, supplies, and inventory; all laboratory tools, equipment, and peripherals; and all computers and software related to the Business, including ultra freezers and complete inventory of PRRSv seeds and cell lines. The Icellis machines located at Seller’s laboratory were previously funded, and are already owned by, Purchaser.

6. Confirmation of Closing. Notwithstanding the obligation of Purchaser to satisfy the 2019 Note, the parties agree that the Closing shall occur on July 31, 2018, at which such time, all of Seller’s right, title and interest in and to the Purchased Assets shall transfer to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances).

7. Disclosure Schedules. Attached hereto as Exhibit D are updated Disclosure Schedules required to be delivered at Closing pursuant to Section 3.16 of the IPPA.

8. Limited Release. Except for the obligations relating to the payment of the Closing Payment (including the 2019 Note), Earn-Out, release of the Escrow Funds, and Losses indemnified pursuant to Article 10 of the IPPA (which are not otherwise released pursuant this Section 8), at Closing, (a) each of Seller and Marks (for itself and on behalf of its successors and assigns, as applicable) hereby releases, remises and forever discharges the Purchaser (and all predecessors, successors and assigns of the Purchaser, and its directors, officers, employees,

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owners, agents and representatives) of and from any and all actions, causes of action, suits, claims, demands, agreements, debts, liabilities and obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any event, occurrence, circumstances or matter of any nature with respect to any and all amounts that were, are, or may in the future be due to Seller and/or Marks from Purchaser pursuant to the First Amendment, the IPPA, any Transaction Documents, or any other obligation contemplated by the transactions related thereto, including, without limitation, any and all amounts due in connection with any Collaboration Plan, Designated Employee, MJ Cost of Goods or Transfer Payment (except as such Transfer Payment may relate, directly or indirectly, to the Deficit Amount) (as such obligations are described in the Collaboration Agreement); and (b) Purchaser (for itself and on behalf of its successors and assigns, as applicable) hereby releases, remises and forever discharges Seller and Marks (and all predecessors, successors and assigns of Seller, Marks, and their respective directors, officers, employees, owners, agents and representatives) of and from any and all actions, causes of action, suits, claims, demands, agreements, debts, liabilities and obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any event, occurrence, circumstances or matter of any nature with respect to any and all amounts that were, are, or may in the future be due to Purchaser from Seller and/or Marks pursuant to the First Amendment, the IPPA, any Transaction Documents, or any other obligation contemplated by the transactions related thereto, including, without limitation, any and all amounts due in connection with any Collaboration Plan, Designated Employee, MJ Cost of Goods or Transfer Payment (except as such Transfer Payment may relate, directly or indirectly, to the Deficit Amount) (as such obligations are described in the Collaboration Agreement).

9. No Early Closing. For the avoidance of doubt, the parties hereto acknowledge and agree that (a) the Closing contemplated to occur on the Scheduled Closing Date pursuant to this First Amendment is not the “Early Closing” as defined in the IPPA; and (b) no Trigger Breach or Trigger Event has occurred or is continuing.

10. No Other Amendments or Revisions, Conflicts. Except as specifically amended by this First Amendment, the IPPA shall remain in full force and effect. In the event of any conflict between the IPPA and this First Amendment, this First Amendment shall control and prevail.

[Signature Page to Follow; Remainder of This Page Is Intentionally Left Blank]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have executed or caused this Amendment Agreement to be duly executed as of the date first noted above.

PHIBRO ANIMAL
HEALTH CORPORATION

By:	/s/ Larry L. Miller
Name: Larry L. Miller
Title: Chief Operating Officer

/s/ William Marks
William Marks, in his individual capacity

MJ BIOLOGICS, INC.

By:	/s/ William Marks
Name: William Marks
Title: President & CEO

[Signature Page to First Amendment to IPPA (July 2018 - Phibro/MJB)]]

Exhibit A

2019 Promissory Note

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$3,775,000.00	July 31, 2018

FOR VALUE RECEIVED, Phibro Animal Health Corporation, a Delaware corporation (referred to herein as “Maker”), promises to pay to the order of MJ Biologics, Inc., a Minnesota corporation (referred to herein as “Payee,”), the principal sum of Three Million Seven Hundred Seventy Five Thousand Dollars and No Cents ($3,775,000.00), together with interest until paid, as set forth in this Promissory Note (this “Note”). This Note is made pursuant to that certain Intellectual Property Purchase Agreement, dated January 20, 2015, by and between Maker and Payee (as amended by that certain First Amendment to Intellectual Property Purchase Agreement dated as of even date herewith, the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to the in the Purchase Agreement, as amended.

1.       Payments of Interest and Principal. All outstanding and unpaid principal of this Note, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on January 4, 2019 (the “Maturity Date”), unless the maturity is otherwise accelerated by the Payee as set forth herein. Any payment by the Maker shall be credited first to any costs incurred by the Payee hereunder, second to interest then due and payable hereunder and the remainder to principal hereunder.

2.       Interest Rate. Interest shall accrue on the unpaid principal balance of this Note at the variable rate equal to (1) the one month London Interbank Offered Rate, reported on the tenth day of the month immediately preceding the first day of each month from August 1, 2018 through the Maturity Date (as defined herein) by the Wall Street Journal in its daily listing of money rates, defined therein as the Intercontinental Exchange Benchmark Administration Ltd average of interbank offered rates for dollar deposits in the London market; plus (2) 300 basis points (3.00%) (the “Applicable Rate”). All interest shall accrue based on a 360-day year for the actual number of days outstanding and shall be compounded monthly. In Payee’s discretion, upon and after the occurrence of an Event of Default (as defined below in Section 5), interest shall accrue and be payable on the unpaid principal balance of this Note at the Applicable Rate in effect at and during such time plus six percent (6%).

3.       Manner of Payment; Prepayment. Unless otherwise provided for herein, all payments shall be made in U.S. dollars in immediately available funds without set-off or counterclaim or deduction of any kind (except as such adjustments may be permitted pursuant to

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Section 6 hereof) on the due dates of such payment(s). Payments shall be made to the address set forth herein for notices to Payee. Any payments by check shall be accepted subject to collection in immediately available funds. Maker may prepay this Note at any time and without penalty.

4.       Collection Costs.

(a)       Except for matters relating to Section 6 (Set-Off) hereof, Maker shall pay to Payee, within ten business days after Payee’s request or demand for such payment, all amounts necessary to pay, or to reimburse Payee for, all costs and expenses of administering and enforcing this Note, including, without limitation, any and all costs and expenses of collecting the principal, interest, late charges, fees and expenses due under this Note and exercising Payee’s rights and remedies under this Note in favor of Payee relating to this Note (collectively, “Collection Costs”). Collection Costs include, without limitation, all of Payee’s reasonable attorney’s fees and expenses of any kind incurred in administering, enforcing, or collecting this Note.

(b)       If Maker shall fail to pay Collection Costs to Payee within ten business days after Payee’s request or demand for such payment, and Payee shall have paid or advanced such Collection Costs (Payee being hereby authorized, but not obligated, to pay or advance such Collection Costs), Payee shall be entitled to add the amount so requested or demanded to the amount of principal outstanding under this Note and thereafter charge interest thereon at then effective Applicable Rate.

(c)       For the avoidance of doubt, this Section 4 shall not apply to Collection Costs which may arise from costs and expenses which are related to the Maker’s right to set-off as set forth in Section 6 hereof.

5.       Default; Acceleration.

(a)       The occurrence of any of the following shall be an “Event of Default”: (i) the filing of any petition under the U.S. Bankruptcy Code or any similar federal or state statute by or against Maker; (ii) an application for the appointment of a receiver for the making of a general assignment for the benefit of creditors by, or the insolvency of, Maker; (iii) commencement of any proceeding under any Federal or state statute or rule providing for the relief of debtors, composition of creditors, arrangement, reorganization, receivership, liquidation or any similar event by or against Maker; (iv) the failure by Maker to pay any amount due under this Note within five (5) business days of the date such payment is due; or (v) the material breach by Maker of any other term or provision of this Note which is not cured within thirty (30) days of notice from Payee.

(b)       Upon the occurrence of an Event of Default, and assuming the applicable cure period has expired, the entire principal amount hereof and any accrued but unpaid interest, together with any Collection Costs, shall immediately become due and payable upon written request from Payee to Maker.

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6.       Set-off. Payment under the Note is expressly subject to the Maker’s right pursuant to Section 10.6 of the Purchase Agreement (as amended) to offset any Losses related to Undisclosed Liabilities, Excluded Liabilities, and amounts deductible pursuant to Section 2.2(a)(ii)(B) pursuant to a final non-appealable judgment made by a court with competent jurisdiction against future payments due under the Transaction Documents (including this Note). Any amounts set-off hereunder pursuant to a final non-appealable judgment made by a court with competent jurisdiction shall act as a reduction in the original principal amount due under the Note together with a corresponding reduction in the amount of any interest accrued thereon.

7.       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Payee:	MJ Biologics, Inc.
Attn: William Marks
1961 Premier Drive
Mankato, MN 56001

If to Maker:	Phibro Animal Health Corporation. Glenpointe Centre East, 3rd Floor 300 Frank W. Burr Blvd., Suite 21 Teaneck, NJ 07666
Attn: President
Telecopy No. (201) 329-7045

With a copy to:	Phibro Animal Health Corporation.
(which shall not	Glenpointe Centre East, 3rd Floor
constitute notice)	300 Frank W. Burr Blvd., Suite 21
Teaneck, NJ 07666
Attn: General Counsel
Telecopy No. (201) 329-7041

8.       Assignment. Subject to the restrictions in the legend to this Note, the Payee may assign or transfer this Note and/or any of its rights hereunder at any time and from time to time. The obligations of the Maker under this Note shall not be assigned, transferred or delegated without the prior written consent of the Payee.

9.       Certain Waivers. As to this Note, Maker waives all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also waive valuation and appraisement, presentment, notice of dishonor, and protest, notice of demand and nonpayment of this Note, and notice of acceleration and expressly agrees that the maturity of this Note, or any payment under this Note, may be extended from time to time without in any way affecting the liability of Maker.

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10.       Preservation of Payee Rights. No failure on the part of Payee to exercise any right or remedy hereunder, whether before or after the happening of an Event of Default shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute waiver of any future default or of any other Event of Default. No failure to accelerate the indebtedness evidenced hereby by reason of any Event of Default hereunder, or acceptance of a past due payment, or indulgence granted from time to time, shall be construed to be a waiver of the right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively, or shall be deemed to be a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right that Payee may have, whether by the laws of the State of New York, by agreement, or otherwise; and Maker and each endorser or guarantor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

11.       Amendments. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

12.       Severability. In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

13.       Governing Law. This Note shall be governed by the laws of the State of New York (excluding New York conflicts of laws rules).

14.       Jurisdiction; Venue. Maker hereby irrevocably consents to the non-exclusive personal jurisdiction of the courts of the State of New York and, if a basis for federal jurisdiction exists, the non-exclusive jurisdiction of the United States District Court for the Southern District of the State of New York. Maker waives any right to object to the maintenance of any suit or claim in any of the state or federal courts of the State of New York on the basis of improper venue or of inconvenience of forum. Any suit or claim brought by Maker against Payee that is based, in whole or in part, directly or indirectly, on this Note or any matters relating to this Note, shall be brought in a court only in the State and City of New York.

15.       Time. Time is of the essence of this Note.

16.       Maximum Rate of Interest. Anything herein to the contrary notwithstanding, the obligations of Maker under this Note (or any other instrument, agreement or other document evidencing or securing the indebtedness evidenced by this Note) shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment of interest by Payee would be contrary to provisions of law applicable to the indebtedness evidenced hereby (or applicable to Maker or Payee) limiting the maximum rate of interest that may be

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charged or collected by Payee on this Note or the indebtedness evidenced hereby. Without limiting the generality of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note which are made for the purposes of determining whether such rate of interest exceeds the maximum rate of interest permitted by applicable law shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged or received in connection with the indebtedness evidenced by this Note, and then to the extent that any excess remains, all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds that principal balance shall be paid by Payee to Maker, it being the intent of the parties hereto that under no circumstances shall Maker be required to pay any interest in excess of the highest rate permissible under applicable law.

17.       MUTUAL WAIVER OF JURY TRIAL. MAKER AND PAYEE WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING UNDER OR RELATING IN ANY WAY TO THIS NOTE. MAKER AND PAYEE ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO EACH OTHER THAT THESE WAIVERS ARE MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF THEIR CHOICE. MAKER AND PAYEE AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

{signature page follows}

Ex A-5

IN WITNESS WHEREOF, and intending to be legally bound hereby Maker executes this Note under seal as of the date first written above.

WITTNESS/ATTEST	PHIBRO ANIMAL HEALTH CORPORATION

By:
Name:	Name: Larry L. Miller
Title: Chief Operating Officer

[Signature Page to 2019 Promissory Note]

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Exhibit B

Section 2.2. Amendment

Section 2.2 Purchase Price.

(a)        In consideration of the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets, Purchaser shall, in full payment for the foregoing:

(i)   pay an amount equal to Five Million Dollars ($5,000,000) (the “Initial Payment”) upon the completion of the following, to the satisfaction of Purchaser:

(A)       delivery of an opinion of Gislason & Hunter LLP, counsel to Seller, in substantially the form set forth as Exhibit 2.2(a)(i)(A);

(B)       delivery of evidence satisfactory to Purchaser that Marks has obtained a full and total release, in form and substance satisfactory to Purchaser in its sole discretion, from any and all claims of any other shareholder of Seller relating to his or her ownership of the Purchased Assets or shareholding interest in the Company;

(C)       evidence satisfactory to Purchaser of the assignment to Purchaser of the Existing Manufacturer Agreement (as defined in the Collaboration Agreement) and sublicense to Purchaser of the [*****] License Agreement, and confirmation that no action has been taken to terminate or modify such agreements;

D)        a certificate executed by Marks individually (to the best of his knowledge after due investigation) and by Seller as to the accuracy of its representations and warranties as of the date of this Agreement;

(E)       a certificate of the Secretary of Seller (a) certifying, as complete and accurate as of the date of this Agreement, attached copies of the governing documents of Seller, (b) certifying and attaching all requisite resolutions or actions of Seller’s board of directors and its shareholders approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, and (c) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and the other Transaction Documents that are required to be executed on or prior to such date;

(F)       the License Agreement executed by Purchaser;

(G)       the Collaboration Agreement executed by Purchaser;

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(H)       the Company Security Agreement executed by Purchaser and all other instruments and documents required pursuant to the terms of the Company Security Agreement;

(I)        the Key Employee Side Letters executed by Marks and Kim, respectively; and

(J)        evidence that all outstanding financing statements or other Encumbrances of record affecting the Purchased Assets have been satisfied and discharged or are being satisfied and discharged simultaneously with such payment; plus

(ii)   at Closing, pay an amount calculated as follows (the “Closing Payment,” as it may be adjusted as hereinafter provided, together with the Initial Payment, the “Purchase Price”):

(A)       the Closing Payment shall be equal to $12,775,000.

(B)       Purchaser shall be entitled to deduct the accumulated Deficit Amount as of the Closing Date from any Earn-Out payable to Seller pursuant to Section 2.2(c) below and from any amounts remaining in the Joint Reserve Fund provided for in Section 4.2 of the Collaboration Agreement prior to distribution to the parties at the end of the two (2)-year period after the Closing described therein.

In addition to payment of the Closing Payment, Purchaser shall, effective upon the Closing, assume the Assumed Liabilities specifically described in Section 2.3 as being assumed herein:

(iii)  Repayment of Initial Payment. The Initial Payment shall be non-refundable to Purchaser except in the case of fraud or knowing misrepresentation by Seller or one of its shareholders. Upon a finding by a trier of fact of fraud or knowing misrepresentation by Seller or one of its shareholders, the Initial Payment shall be fully refundable by Seller to Purchaser immediately upon demand.

(b)       At Closing, Purchaser shall pay Seller an amount equal to the Closing Payment minus any Undisclosed Liabilities, if any, and minus any amount permitted pursuant to Section 7.9 and Section 10.4, which payment shall be made to Seller at Closing, as follows:

(i)         [*****] in cash (or other immediately available funds), by wire transfer, payable to the Seller; and

(ii)        delivery of the 2019 Note.

(c)        In addition to the Purchase Price, Seller shall be entitled to additional compensation (the “Earn-Out”) described below from and after the Closing Date through December 31, 2030 (such period being the “Earn-Out Period”). The Earn-Out shall be equal to [*****] of the Net Sales of Earn-Out Products in each country in the North American Territory

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during each calendar quarter of the Earn-Out Period and [*****]of the Net Sales of Earn-Out Products in each country outside the North American Territory during each calendar quarter of the Earn-Out Period. Purchaser shall make payments of Earn-Out (“Earn-Out Payments”) to Seller on a quarterly basis in arrears within fifteen (15) days after the end of each calendar quarter together with statement and calculation of the amount due. Earn-out Payments shall be subject to set-off as provided for in Section 10.6 hereof.

Ex B-3

Exhibit C

Allocation

The parties agree that Schedule 2.4 of the IPPA shall be amended and restated as follows:

[*****]

Ex C-1

Exhibit D

Updated Disclosure Schedules

Ex D-1